Exhibit 99.1

NOW Inc. Announces Retirement of Executive Chairman Pete Miller

HOUSTON—(BUSINESS WIRE)—August 24, 2017—NOW Inc. (NYSE:DNOW) announced today that Executive Chairman and Chairman of the Board of Directors Merrill A. “Pete” Miller, Jr. has informed the NOW Board of Directors that he intends to retire from the Company effective October 1, 2017.

In conjunction with Mr. Miller’s upcoming retirement, Mr. Miller has stepped down as Chairman of the Board and the NOW Board of Directors has appointed J. Wayne Richards as the new Chairman of the Board of Directors. Mr. Richards previously served as independent Lead Director of the Company. Mr. Miller will continue to serve as Executive Chairman and a director of DistributionNOW until the date of his retirement.

Pete Miller has been Executive Chairman and Chairman of the Board of Directors of NOW Inc. since May 2014, when the Company was spun off from National Oilwell Varco, Inc. Mr. Miller previously served as President, Chief Executive Officer and Chairman of the Board of National Oilwell Varco.

J. Wayne Richards, Lead Director of NOW Inc.’s Board of Directors and President and Chief Executive Officer of GR Energy Services, Inc., remarked, “Pete has given DistributionNOW, its employees, and its shareholders, over three years of great leadership. Although we will all miss Pete, we are excited for him as he embarks on his well deserved retirement.”

Pete Miller stated, “I want to thank all the terrific employees of DistributionNOW for your hard work and dedication to the Company. We have weathered one of the worst downturns in the industry and I believe the worst is behind us. I am so proud of what has been accomplished during such difficult times, and I am extremely excited to envision all of the amazing things DistributionNOW will be able to do in the future. While I am very saddened to leave this wonderful company, I am pleased the Board has selected Wayne as Chairman. I am confident he, Robert and the management team will provide strong leadership for the bright future in store for DNOW.”

Robert Workman, President and Chief Executive Officer of NOW Inc. remarked that “Pete has been an incredible leader, mentor and friend to me. We all here at DistributionNOW are grateful to Pete for his years of leadership and for joining us when we spun from NOV. I personally wish him nothing but the best as he begins to enjoy retired life. I am truly excited about the future of DistributionNOW and have confidence in our best in class employees that we will steer this company in the right direction for years to come.”

NOW Inc. is one of the largest distributors to energy and industrial markets on a worldwide basis, with a legacy of over 150 years. NOW Inc. operates primarily under the DistributionNOW and Wilson Export brands. Through its network of approximately 300 locations and approximately 4,600 employees worldwide, NOW Inc. offers a comprehensive line of products and solutions for the upstream, midstream and downstream energy and industrial sectors. Our locations provide products and solutions to exploration and production companies, energy transportation companies, refineries, chemical companies, utilities, manufacturers and engineering and construction companies.

Source: NOW Inc.

NOW Inc.

Daniel Molinaro, 281-823-4941